Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

Tivity Health, Inc. and its subsidiaries (collectively, the “Company”) and Dawn M. Zier (“Executive”) (together, the “Parties”) enter into this Separation and Release Agreement (“Agreement”) as of the date shown below Executive’s signature on the last page of this Agreement.

RECITALS

WHEREAS, Executive has been employed by the Company as the President and Chief Operating Officer of the Company;

WHEREAS, Executive and the Company entered into an employment agreement effective as of March 8, 2019 (the “Employment Agreement”) that provides for certain payments and benefits upon Executive’s termination of employment with the Company (capitalized terms not defined herein shall have the meanings set forth in the Employment Agreement);

WHEREAS, Executive and the Company have agreed that Executive’s employment with the Company will terminate as of December 4, 2019; and

WHEREAS, Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to Executive’s employment with the Company and the conclusion of that employment.

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

AGREEMENT

1.

Separation Date. Executive's employment with the Company shall terminate on December 4, 2019 (the “Separation Date”). The Separation Date is intended to constitute Executive’s “separation from service” within the meaning of Section 409A. As of the date hereof, Executive shall resign from and no longer be a member of the Board of Directors of the Company. As of the Separation Date, Executive shall resign from and no longer be an employee, officer, director and/or manager (or any equivalent position) of the Company and its subsidiaries, and Executive agrees she shall execute all documents necessary to effect such resignations. The Parties hereby agree that, for purposes of the Employment Agreement and the Award Agreements (as defined below), Executive's termination of employment will be treated as a termination by the Company without Cause (as defined in the Employment Agreement).

2.

Separation Payments and Benefits. Provided Executive timely executes the Release and Waiver attached as Exhibit A hereto (the “Release”) and returns it to the Company no later than 5pm E.S.T. on December 25, 2019, and does not revoke the Release within the period specified therein, then it is agreed as follows:

(a)Executive will receive from the Company (i) any unpaid Base Salary through the Separation Date, payable within 30 days following the Separation Date; (ii) reimbursement for any unreimbursed business expenses incurred through the Separation Date within 30 days following the Separation Date; and (iii) any vested benefits payable under the terms of any applicable plan and in accordance therewith;

(b)Executive will receive from the Company continued payment of Executive’s Base Salary in effect on the Separation Date for a period of two years following the Separation Date (the “Severance Period”), totaling $1,750,000, on the Company’s customary payroll schedule for a period of 24 months, which payments will commence on the first day of the seventh month following the Separation Date (the “Initial Payment Date”), with the initial payment to include all payments that would have occurred prior to the Initial Payment Date and the remaining payments occurring according to the Company’s customary payroll practices until the expiration of the Severance Period;

(c)The Executive will receive from the Company a monthly payment equal to $1,143.03 for a period of 18 months (the “COBRA Payment”), which represents the portion of the monthly COBRA premium that exceeds the active employee cost of group health coverage under the Company’s group health plan; provided, however, the parties acknowledge that the COBRA Payment due under this Section 2(c) shall be included in Executive's gross income to the extent the provision of such payment is deemed to be discriminatory under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)Executive will receive a pro-rata portion of Executive’s Bonus, if any, for fiscal year 2019 based on actual results for such year (determined by multiplying the amount of such Bonus which would be due for 2019 by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed by the Company (i.e., 337 days) and the denominator of which is 365), payable in 2020 in accordance with the terms of the applicable Bonus plan at the same time the Bonus would have been paid if Executive continued to be employed by the Company; and

(e)The Company will provide direct payment to the service providers of Executive’s choice of the reasonable costs of up to 12 months of executive outplacement benefits, up to a maximum aggregate of $50,000.

3.

Equity Awards. Executive’s outstanding equity awards, each granted pursuant to an award agreement evidencing such equity award (the “Award Agreements,” a complete schedule of which is attached hereto as Exhibit B), will remain subject in all respects to the terms, conditions and restrictions of such Award Agreements, the Nutrisystem Stock Incentive Plan and the Tivity Health, Inc. Amended and Restated 2014 Stock Incentive Plan (the “Tivity Stock Incentive Plan”) as detailed on Exhibit B. Specifically, the Company and Executive agree and acknowledge that, as further detailed on Exhibit B, (i) the special retention restricted stock units granted to Executive on March 8, 2019 will immediately vest on the Separation Date; (ii) a pro-rata portion of the special retention performance stock units granted to Executive on March 8,

2019 will vest in accordance with the terms of the award agreement evidencing such grant; (iii) one-third of the annual restricted stock units granted to Executive on April 11, 2019 will immediately vest on the Separation Date; (iv) 100% of the annual performance stock units granted to Executive on April 11, 2019 will be forfeited on the Separation Date; and (v) all assumed 2017 and 2018 restricted stock units held by Executive as of the date hereof that have not vested as of the Separation Date will be forfeited as of the Separation Date (together with the associated dividend equivalents).  In the event that a Change in Control (as defined in the Tivity Stock Incentive Plan) occurs on or prior to the last Distribution Date (as defined on Exhibit B), all vested equity awards will be subject to the same treatment in such Change in Control as the treatment provided to other similar vested equity awards.

4.	Tax Withholding. The Company shall be entitled to withhold from any amounts otherwise payable hereunder to Executive any amounts required to be withheld in respect of federal, state or local taxes.

5.

Continuing Obligations. The Nondisclosure and Noncompete Agreement between the Company and Executive, dated as of March 8, 2019 (the “Noncompete Agreement”), and Sections VI.G, VI.H, X and XII of the Employment Agreement (“Timing of Payments,” “Date of Termination,” “Indemnification” and “Liability Insurance”) shall continue to apply and shall be deemed a part hereof as if set forth herein in full.

6.

Governing Law; Venue. This Agreement, its Exhibit A, Exhibit B and all rights, duties and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to its choice of law rules, except as preempted by federal law. Any disputes, actions, claims or causes of action arising out of or in connection with this Agreement or the employment relationship between the Company and Executive shall be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware.

7.Successors and Assigns. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

8.Amendments. This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of the Company and Executive.

9.Interpretation. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Each of the

Parties has participated in the drafting and negotiation of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it was drafted by both Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

10.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile and .pdf signatures will suffice as original signatures.

11.Entire Agreement. This Agreement, together with the Noncompete Agreement and the other agreements specifically referenced in this Agreement, contain all the understandings between the Parties pertaining to the matters referred to herein, and supersedes any other undertakings and agreements (including, without limitation, the Employment Agreement and all other agreements between the Company and Executive, each of which is hereby terminated), whether oral or written, previously entered into by them with respect thereto. Executive represents that, in executing this Agreement, Executive does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise and that Executive has had the opportunity to be represented by counsel of Executive’s choosing.

12.Notice. All notices hereunder shall be in writing and delivered personally or sent by email or United States registered or certified mail, postage prepaid and return receipt requested:

If to the Company:

Tivity Health, Inc.
701 Cool Springs Blvd.
Franklin, TN 37067

Attn: Chief Legal & Administrative Officer

If to Executive:

To the address on file.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement.

TIVITY HEALTH, INC.

  /s/ Mary S. Flipse

Date: 12-4-2019

Accepted and agreed to.

EXECUTIVE:

  /s/ Dawn M. Zier

  Dawn M. Zier

Date: 12-4-2019

[Signature Page to Separation and Mutual Release Agreement]

EXHIBIT A

Release and Waiver

In consideration of the payments and other benefits set forth in Section 2 and Section 3 of the Separation and Release Agreement dated December 4, 2019 to which this form is attached (the “Separation Agreement”), Dawn M. Zier (“Executive”), hereby furnishes Tivity Health, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to Executive by the Company, that Executive is not otherwise entitled to receive, Executive (individually and on behalf of herself, her executors, heirs, administrators, and assigns) hereby release and forever discharge the Company together with its directors, managers, officers, employees, members, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, suspected or claimed against any of the Released Parties related to (a) Executive’s employment with the Company or the termination of that employment; (b) Executive’s compensation or benefits from the Company or any of the Released Parties, including, but not limited to, salary, bonuses, commissions, vacation pay, severance pay, or fringe benefits, except to the extent provided below; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, to the extent related to Executive’s employment with the Company or the termination of that employment (d) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy, to the extent related to Executive’s employment with the Company or the termination of that employment; (e) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), and the Employee Retirement Income Security Act; each as may be amended from time to time, to the extent related to Executive’s employment with the Company or the termination of that employment and (f) any applicable local, state or federal equal employment opportunity or anti-discrimination law, statute, policy, order, ordinance or regulation, to the extent related to Executive’s employment with the Company or the termination of that employment.

Nothing in this Release and Waiver shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits.  In addition, nothing in this Release and Waiver will be construed to affect any of the following claims, all rights in respect of which Executive reserves: (a) reimbursement of unreimbursed business expenses properly incurred prior to Executive’s termination date in accordance with the Company’s policy; (b) claims under the Separation Agreement; (c) claims under the Award Agreements (as such term is defined in the Separation Agreement) in respect of vested Restricted Stock Units or Performance Stock Units (each as defined in the applicable Award Agreement) detailed on Exhibit B to the Separation Agreement and claims in respect of such Restricted Stock Units or Performance Stock Units solely in Executive’s capacity as a holder of Restricted Stock Units or Performance Stock Units; (d) claims as an equityholder in the Company (including any rights Executive has arising under operative documents applicable to Executive in such capacity); (e) any vested benefits to which Executive is entitled under any employee benefit plans or programs of the Company in which Executive participates; (f) any claim for unemployment compensation or workers’ compensation administered by a state government to which Executive is presently or may become entitled; (g) any claim that the Company has breached this Release and Waiver; and (h) indemnification as an officer or director of the Company (including as a fiduciary of any employee benefit plan), or inclusion as a beneficiary of any insurance policy related to Executive’s service in such capacity.

Executive acknowledges and agrees that as of the date Executive executes this Release and Waiver, Executive has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs, or that any such matters have been disclosed to Executive, in writing.

Executive represents and warrants that Executive has not previously filed, and to the maximum extent permitted by law, agrees that Executive will not file, a complaint, charge, or lawsuit against the Company regarding any of the claims released herein. If, notwithstanding this representation and warranty, Executive has filed or file such a complaint, charge, or lawsuit, Executive agrees that Executive shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of the Company.  Executive acknowledges that in accordance with 29 C.F.R. § 1625.23(b), this covenant not to sue is not intended to preclude Executive from bringing a lawsuit to challenge the validity of the release language contained in this Release and Waiver.

Moreover, Executive agrees that this Release and Waiver will not prevent Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission, or its equivalent state or local agencies, or otherwise participating in an administrative investigation.  However, to the fullest extent permitted by law, Executive agrees to relinquish and forgo all legal relief, equitable relief, statutory relief, reinstatement, back pay, front pay, and any other damages, benefits, remedies, and relief to which she may be entitled as a result of any claim, charge, or complaint against the Company, and Executive agrees to forgo and relinquish reinstatement, all back pay, front pay, and other damages, benefits, remedies, and relief that she could receive from claims, actions, or suits filed or charges instituted or pursued by any agency or commission based upon or arising out of the matters that are released and waived by this Release and Waiver.  The parties intend that this paragraph and the release of claims herein be construed as broadly as lawfully possible.

Executive acknowledges that, among other rights, Executive is waiving and releasing any rights Executive may have under the ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which Executive was already entitled as an executive of the Company. If Executive is 40 years of age or older upon execution of this Release and Waiver, Executive further acknowledges that she has been advised, as required by the Older Workers Benefit Protection Act, that: (a) the Release and Waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) Executive should consult with an attorney prior to executing this Release and Waiver; (c) Executive has twenty-one (21) days in which to consider this Release and Waiver (although Executive may choose voluntarily to execute this Release and Waiver earlier); (d) Executive has seven (7) days following the execution of this Release and Waiver to revoke Executive’s consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after Executive executes this Release and Waiver and the revocation period has expired.

Executive acknowledges Executive’s continuing obligations under the certain Nondisclosure and Noncompete Agreement, dated as of March 8, 2019, by and between Executive and the Company, as may be amended from time to time (the “Nondisclosure and Noncompete Agreement”) and agrees that Executive’s right to the severance pay Executive is receiving in exchange for Executive’s agreement to the terms of this Release and Waiver is contingent upon Executive’s continued compliance with her obligations under the Nondisclosure and Noncompete Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and Executive with regard to the subject matter hereof. Executive is not relying on any promise or representation by any member of the Company or any other person released hereunder that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both Executive and a duly authorized officer of the Company (other than Executive).

Date:By:

Dawn M. Zier

Date:By:

Company Representative

EXHIBIT B

Award Agreements

1.

Restricted Stock Unit Award Agreement, dated March 8, 2019, by and between Tivity Health, Inc. and Dawn M. Zier – 102,987 restricted stock units will vest as of the Separation Date.  Distribution in respect of vested units will be made promptly following the Separation Date and after the Release set forth in Exhibit A above has become irrevocable.

2.

Performance Stock Unit Award Agreement, dated March 8, 2019, by and between Tivity Health, Inc. and Dawn M. Zier – 24,967 performance stock units will vest as of the Separation Date and the rest will be forfeited as of the Separation Date. Distribution in respect of vested units will be made promptly following December 31, 2021 and after the Release set forth in Exhibit A above has become irrevocable.

3.

2017 Restricted Stock Unit Award Agreement, dated March 8, 2019, by and between Tivity Health, Inc. and Dawn M. Zier – unvested restricted stock units as of the Separation Date (i.e., 3,504 units) will be forfeited (together with associated $2,910.85 in dividend equivalents) and the rest will have vested (i.e., 136,530 units and $113,418.35 in dividend equivalents). Distribution in respect of vested units (and payment of associated dividend equivalents) will be made on or about January 6, 2020 and after the Release set forth in Exhibit A above has become irrevocable.

4.

2018 Restricted Stock Unit Award Agreement, dated March 8, 2019, by and between Tivity Health, Inc. and Dawn M. Zier – unvested restricted stock units as of the Separation Date (i.e., 66,251) will be forfeited (together with associated $32,349.18 in dividend equivalents) and the rest will have vested (i.e., 118,340 units and $57,783.31 in dividend equivalents). Distribution in respect of vested units (and payment of associated dividend equivalents) will be made in January 2021 and after the Release set forth in Exhibit A above has become irrevocable.

5.

2019 Restricted Stock Unit Award Agreement, dated as of April 11, 2019, by and between Tivity Health, Inc. and Dawn M. Zier – 19,441 restricted stock units will vest as of the Separation Date, and the rest will be forfeited as of the Separation Date.  Distribution in respect of vested units will be made promptly following the Separation Date and after the Release set forth in Exhibit A above has become irrevocable.

6.

2019 Performance Stock Unit Award Agreement, dated as of April 11, 2019, by and between Tivity Health, Inc. and Dawn M. Zier – 100% of performance stock units will be forfeited as of the Separation Date.

Each of the dates on which a distribution in respect of vested units is to occur in accordance with the foregoing provisions of this Exhibit B, a “Distribution Date.”